Exhibit 10.45

FOURTH AMENDMENT OF

THE RESEARCH AND COMMERCIAL LICENSE OPTION AGREEMENT

This FOURTH AMENDMENT OF THE RESEARCH AND COMMERCIAL LICENSE OPTION AGREEMENT (this “Fourth Amendment”) is made and effective as of January 8, 2010 (the “Fourth Amendment Effective Date”) by and between SANGAMO BIOSCIENCES, INC., a Delaware corporation having its principal place of business at Point Richmond Tech Center, 501 Canal Boulevard, Suite A100, Richmond, California 94804 (“Sangamo”), and DOW AGROSCIENCES LLC, a Delaware limited liability company having its principal place of business at 9330 Zionsville Road, Indianapolis, Indiana 46268 (“DAS”) (each of Sangamo and DAS being a “Party,” and collectively, the “Parties”).

WHEREAS, Sangamo and DAS are parties to certain Research and Commercial License Option Agreement, dated as of October 1, 2005 (as previously amended, the “Agreement”);

WHEREAS, on or about June 18, 2008, DAS exercised the Option; and

WHEREAS, Sangamo and DAS now desire to amend the Agreement in accordance with Section 14.4 as set forth below.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Section 1.12 shall be amended to read in its entirety as follows:

“1.12 “DAS Improvements” means (a) Improvements (other than Joint Improvements) that are made by one or more employees, consultants, or independent contractors of DAS or any DAS Affiliate; and (b) Improvements made by Sublicensees pursuant to (i) research licenses granted by DAS pursuant to Section 2.1(a)(ii) or (ii) Technology Licenses, to the extent owned or controlled by DAS or any DAS Affiliate.”

2. Section 5.2(d)(ii) shall be amended to read in its entirety as follows:

“(ii) either (1) grant to Sangamo a fully paid, world-wide, irrevocable license under any such Improvements that is exclusive for uses outside the Field and is fully sublicensable or (2) assign to DAS all right, title and interest in and to any such Improvements; for clarity, all Improvements assigned to DAS pursuant to this Section 5.2(d)(ii)(2) arc DAS Improvements.”

3. Section 5.2(e) shall be amended to read in its entirety as follows:

“(e) Each Technology License shall identify Sangamo as a third party beneficiary with respect to (i) the license set forth in Section 5.2(d)(ii)(1) or (ii) the assignment set forth in Section 5.2(d)(ii)(2), whichever is applicable.”

4. Section 5.4(e)(ii) shall be amended to read in its entirety as follows:

“(ii) with respect to any Sublicensee that is an academic or not-for-profit institution, either (1) grant to Sangamo a fully paid, world-wide, irrevocable non-exclusive license under any such Improvements and Program Inventions for uses outside the Field that is fully sublicensable, with an exclusive option to negotiate an exclusive commercial license for uses outside the Field or (2) assign to DAS all right, title and interest in and to any such Improvements and Program Inventions; for clarity, all Improvements assigned to DAS pursuant to this Section 5.4(e)(ii)(2) are DAS Improvements and all Program Inventions assigned to DAS pursuant to this Section 5.4(e)(ii)(2) are DAS Program Inventions; and”

5. Section 5.4(e)(iii) shall be amended to read in its entirety as follows:

“(iii) with respect to any Sublicensee that is not an academic or not-for-profit institution, either (1) grant to Sangamo a fully paid, world-wide, irrevocable exclusive license under any such Improvements and Program Inventions for uses outside the Field that is fully sublicensable or (2) assign to DAS all right, title and interest in and to any such Improvements and Program Inventions; for clarity, all Improvements assigned to DAS pursuant to this Section 5.4(e)(iii)(2) are DAS Improvements and all Program Inventions assigned to DAS pursuant to this Section 5.4(e)(iii)(2) are DAS Program Inventions.”

6. Section 5.4(f) shall be amended to read in its entirety as follows:

“(f) Each Research License shall identify Sangamo as a third party beneficiary with respect to (i) the licenses set forth in Sections 5.4(e)(ii)(1) and 5.4(e)(iii)(1) or (ii) the assignments set forth in Sections 5.4(e)(ii)(2) and 5.4(e)(iii)(2), whichever is applicable.”

7. Section 9.1(f) shall be amended to read in its entirety as follows:

“(f) Ownership of Improvements made by Sublicensees pursuant to Technology Licenses will be governed by the applicable Technology License, but such Improvements shall in every case either: (1) be subject to Sangamo’s worldwide, royalty-free, exclusive license for all uses outside the Field, including the right to sublicense, which it shall have pursuant to Section 5.2(d)(1); or (2) be owned by DAS pursuant to Section 5.2(d)(2) and be included to all licenses from DAS to Sangamo that pertain to DAS Improvements.”

8. Any disclosure with respect to this Fourth Amendment which is required by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure. A copy of this Fourth Amendment may be filed by either Party with the Securities and Exchange Commission. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information, shall provide the other Party with an opportunity to review and comment on such Party’s proposed redactions, and shall give due consideration to any such comments, and shall use commercially reasonable efforts to obtain acceptance of redactions reasonably requested by the other Party.

9. This Fourth Amendment amends the terms of the Agreement as expressly provided above, and the Agreement, as so amended and including all of its other terms and provisions that are not amended, remains in full force and effect. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. The validity, performance, construction, and effect of this Fourth Amendment shall be governed by and construed under the substantive laws of the State of Delaware, without regard to conflicts of law rules that would cause the application of the laws of another jurisdiction. This Fourth Amendment may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Fourth Amendment in duplicate originals by their proper officers as of the Fourth Amendment Effective Date.

SANGAMO BIOSCIENCES, INC.		DOW AGROSCIENCES LLC

By:	/s/ Edward Lanphier	By:	/s/ Kay Kuenker
Name:	Edward Lanphier	Name:	Kay Kuenker
Title:	President & CEO	Title:	VP New Business

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